EXHIBIT 99.1




September 11, 2002


Mr. Marc C. Breslawsky
Chairman and Chief Executive Officer
Imagistics International Inc.
100 Oakview Drive
Trumbull, CT 06611

Dear Marc:

Please accept this letter as formal notice of my intention to resign from the Board of Directors of Imagistics International Inc., and its Governance Committee effective as of September 30, 2002.

I would like to stress that my decision to resign from the Board does not reflect any disagreement with the management of the Company on any matter. On the contrary, I believe the Company and its leadership and employees have made tremendous progress in fulfilling our shared vision for the spin-off of the office systems division.

I also have had a very satisfying and positive experience as a Board member, and have a very high regard for you, for every member of the Board, and for the way the Board has jelled so quickly and effectively as a team. However, under pending SEC rulemaking, I would not be considered independent and would not be able to continue to participate as a member of any of the current Imagistics Board committees. As a result, I would not be able to be a full participant on the Board going forward.

Also, in light of the increased time my Pitney Bowes and other responsibilities will be taking due to recent changes in laws and regulations governing CEO and Board responsibilities, I do not feel that I can continue to devote the necessary level of attention to Imagistics that is appropriate, given the handicap of being unable to participate in Board committee meetings.

Fortunately, I believe that Imagistics has achieved a level of market acceptance and investor confidence where my support is no longer needed. Please accept my best wishes for continued growth and success.

Best regards,

/s/ Michael J. Critelli

Michael J. Critelli

MJC:ct